News
For Immediate Release

El Paso Corporation Announces Expiration of Exchange Offer

HOUSTON, TEXAS, October 8, 2010—El Paso Corporation (NYSE: EP) today announced the expiration of its private offer to exchange any and all of its outstanding 12.000% Senior Notes due 2013 (the “Existing Notes”) for its 6.50% Senior Notes due 2020 (the “New Notes”) and cash (the “Exchange Offer”).  The Exchange Offer, which commenced on September 10, 2010, expired at 11:59 p.m., New York City time on October 7, 2010 (the “Expiration Date”).  Based on information provided by the exchange agent to El Paso, the principal amount of the Existing Notes that has been validly tendered for exchange as of the Expiration Date was $348,673,000, $348,173,000 of which was tendered on or prior to 5:00 p.m., New York City time, on September 23, 2010 (the “Early Exchange Date”).

El Paso expects to deliver today an aggregate principal amount of $500,000 in New Notes and will pay $113,069 cash consideration for the Existing Notes tendered after the Early Exchange Date but prior to the Expiration Date and accepted for exchange, which cash consideration includes accrued and unpaid interest up to, but not including, the final settlement date on such Existing Notes.  The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

The Exchange Offer was conducted upon the terms and subject to the conditions set forth in the offering memorandum dated September 10, 2010 and the related letter of transmittal. The Exchange Offer was only made, and copies of the offering documents were only made available, to a holder of the Existing Notes who certified its status as (1) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or (2) a person who is not a “U.S. person” as defined under Regulation S under the Securities Act.

This press release is not an offer to sell or a solicitation of an offer to buy any security. The Exchange Offer was made solely by the offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as permitted under applicable law.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable market conditions. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Media Relations
Bruce L. Connery, Vice President
(713) 420-5855

Media Relations
Bill Baerg, Manager
(713) 420-2906